Exhibit 23.1

[Deloitte & Touche LLP Letterhead]

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 19, 2026, relating to the financial statements of IDACORP, Inc. and subsidiaries and the effectiveness of IDACORP, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of IDACORP, Inc. for the year ended December 31, 2025. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Boise, Idaho
October 30, 2026